Exhibit 5.01

                             Opinion of Counsel


                         [ALSTON & BIRD LETTERHEAD]

                                       August 15, 1995

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34995-9012

      Re:    Seacoast Banking Corporation of Florida
             1991 Stock Option and Stock Appreciation Rights Plan

Gentlemen:

      The undersigned has acted as counsel to Seacoast Banking Corporation of Florida, a Florida corporation (the "Company") in connection with the preparation and filing of its Form S-8 Registration Statement relating to the Company's 1991 Stock Option and Stock Appreciation Rights Plan (the "Plan") and the proposed offer of up to 300,000 shares of the Company's Class A Common Stock, $0.01 par value (hereinafter referred to as "Class A Common Stock").
In connection therewith, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments relating to the authorization and issuance of such shares of Class A Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

      On the basis of the foregoing, we are of the opinion that the Plan and the proposed offer thereunder of up to 300,000 shares of Class A Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8 and further consent to the use of our name wherever appearing in the Form S-8.

                                       Sincerely,

                                       ALSTON & BIRD


                                       By:   /LAURA G. THATCHER/
                                              Laura G. Thatcher